Response to Item 77k of Form N-SAR of the
                      Carillon Fund, Inc.
                  year ended December 31, 1995


     1. Price Waterhouse LLP resigned as Independent
        Accountants of the Carillon Bond Portfolio, the
        Carillon Equity Portfolio, and the Carillon Capital
        Portfolio Funds) of the Carillon Fund, Inc. effective
        September 15, 1995.

     2. The reports of Price Waterhouse LLP on the Funds' financial statements for the past two fiscal years did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     3. In connection with the audits of the Funds' financial statements for each of the past two years and through the date of their resignation, there were no disagreements with Price Waterhouse LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Price
Waterhouse LLP would have caused them to make reference to such matters in their reports on the financial statements for such years.

     4. The Fund has requested Price Waterhouse LLP to furnish a letter addressed to the Commission stating whether it agrees with the above statements.

     5. The Fund engaged Deloitte and Touche LLP as its independent auditor of the Funds for the year ending
December 31, 1995 as of September 15, 1995. The Audit Committee of the Board of Trustees accepted the resignation of Price Waterhouse LLP and participated in and approved the engagement of Deloitte and Touche LLP and recommended such action to the Board of Trustees, who approved these recommendations. During the two most recent fiscal years and through September 15, 1995, the Fund has not consulted with Deloitte and
  Touche LLP on items which (1) were or should have been subject to SAS 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation S-K Item 304(a)(2)).








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Price Waterhouse LLP
2200 Chemed Center
255 East Fifth Street
Cincinnati OH 45202-4798

Telephone 513 621 1900
Facsimile 513 723 4777

Dear Ladies and Gentlemen:

                      Carillon Fund, Inc.

We have read amended Item 77k of Carillon Fund, Inc. Form N-SAR dated December 31, 1995 and are in agreement with the statements contained in paragraphs 1, 2, 3, and 4 therein.

Yours very truly,



/s/ Price Waterhouse LLP